Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

      IEXALT FINANCIAL SERVICES, INC., a Texas corporation, herein called "Buyer," and IEXALT, INC., A NEVADA CORPORATION, herein called "Seller," hereby agree as follows:

                       ARTICLE 1. STOCK PURCHASE AND SALE

      1.01. Stock Being Purchased. Seller shall sell to Buyer and Buyer shall purchase from Seller on the terms specified in this Agreement 100% of the issued and outstanding common stock (the "Stock") of First Choice Marketing, Inc., d/b/a iExalt Family.com (the "Company") a wholly owned subsidiary of iExalt, Inc. In addition,

      (a) Tom Dahl, Rick Fidler, Mike Murphy and Lindsey Byrum, shall sign a release and waiver of claim as to any right, claim or cause of action of any kind against the seller in the form attached hereto as Exhibit A.

      (b) Buyer shall retain the right to use the name iExaltFamily for a period of 180 days following the closing of this transaction after which time the Buyer shall not use any name, trade name or intellectual property owned by the Seller at the time of this transaction. Should the Buyer need additional time to change the operating name of Buyer's entity, Buyer and Seller will negotiate in good faith for an extension of time not to exceed ninety (90) days.

      1.02. Purchase Price. Buyer shall pay to Seller on Closing (as hereinafter defined) the sum of $10.00 and other good and valuable consideration in cash in lawful money of the United States.

      1.02a. Seller's Payments to Buyer. Seller shall pay up to $18,000 in current payables as listed on "Schedule 1.02(a)" of the Company that were incurred on or before the date of Closing. In addition, Seller will pay to the Company the amount due for payroll through the day of Closing. If Seller acquires capital for equity in excess of $250,000 between the date of the execution of this Agreement and September 30, 2000, then Seller will pay Buyer an additional $25,000 on October 1, 2000. In addition, if Seller acquires capital for equity of $500,000 or more between October 1 and October 31, 2000, then Seller will pay Buyer an additional $25,000 on November 1, 2000. In addition, if Seller acquires capital for equity in excess of $1,000,000 between November 1 and November 30, 2000, then Seller will pay Buyer an additional $25,000 on December 1, 2000. The total payments potentially available under this Paragraph equal $93,000.

      1.02b. In addition, Rick Fidler shall be issued twenty-five thousand shares of restricted, unregistered stock in iExalt, Inc. for services previously rendered to the Seller.

      1.03. Closing. The sale and purchase described in this Agreement shall be consummated on or before September 27, 2000 ("Closing" or "Closing Date"). Such Closing shall take place at 9:00 a.m. on September 27, 2000, or such other date specified by the parties, at the offices of iExalt, Inc.

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               ARTICLE 2. REPRESENTATIONS AND WARRANTIES BY SELLER

      2.01. Title. Seller has good and marketable title to the Stock. Seller's title to the Stock is free and clear of any liens, encumbrances, or other defects, and the Stock will be delivered as soon as reasonable possible after the Closing executed stock powers free and clear of any liens, encumbrances or other defects. Seller represents and warrants that it claims no interest to iExalt Financial Services, Inc. other than title to, ownership of and all rights to the name iExalt.

      2.02. Authority to Sell. Seller has complied with all the requirements of any applicable law of the State of Nevada relative to the sale of the Stock and that prior to Closing, all of the consents and approvals that may be required by law or by agreements to which Seller may be a party will be obtained.

      2.03. Financial Statements. Seller has provided to Buyer Seller's and the Company's financial statements for the fiscal quarter ending May 31, 2000. Such financial statements are correct, complete, and prepared in accordance with generally accepted accounting principles.

      2.04. Liabilities. Except for the liabilities set forth on Schedule 1.02(a) and the payroll obligation through the Closing Date, Seller does not assume any current liability of the Company by or through this transaction. Any debt, account or monies currently owed to Seller by Buyer or the Company are extinguished by and though this Agreement and inter-company debt shall be reclassified to capital, effective immediately prior to Closing. Seller hereby releases and cancels any rights to acquire Buyer, its stock or assets.

      2.05. Defaults and Violations. The purchase and sale to be consummated pursuant to this Agreement will not create or cause a default or material violation of any contract, agreement, lease or other instrument to which Seller may be a party.

      2.06. Taxes. All Federal, state and local tax returns and payments that have become due from Seller to the date of this Agreement have been timely filed and timely paid by it including any returns or taxes due for (1) state or federal income or franchise tax, (2) personal or real property tax levied on any of the assets, (3) sales tax, or (4) other tax. All tax returns and payments for the above taxes, which become due for periods prior to the Closing Date shall be timely filed and paid by Seller. All Federal, state and local tax returns and payments for periods after the Closing Date shall be the sole responsibility of the Company.

      2.07. Litigation. There is no litigation pending against Seller of which it or its officers are aware that will, might, or could affect consummation of the purchase and sale described in this Agreement, and Seller is not aware of any threatened litigation which may affect the consummation of the purchase and sale described in this Agreement.

      2.08. Survival of Warranties. Seller agrees that all warranties made by it in this Agreement shall survive the Closing.

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                         ARTICLE 3. WARRANTIES OF BUYER

      Buyer represents and warrants as follows:

      3.01. Due Organization. Buyer is a corporation duly organized and existing under the Texas Business Corporation Act and that its power as a corporation has never been and is not now suspended.

      3.02. Authority to Buy. This Agreement has been approved by Buyer's Board of Directors, and Buyer has full power and authority to both execute and perform this Agreement.


                        ARTICLE 4. OPERATION OF BUSINESS

      4.01. Seller to Continue Business. Seller shall cause the Company to continue to operate its business in the normal course until the Closing.


                  ARTICLE 5. CONDITIONS TO BUYER'S PERFORMANCE

      Absent a waiver in writing, all obligations of Buyer under this Agreement are subject to satisfaction of the following conditions on or before the Closing
Date:

      5.01. Performance by Seller. Seller shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

      5.02. Representations and Warranties True as of the Closing Date. Except as otherwise permitted by this Agreement, all representations and warranties by Seller in this Agreement shall be true on and as of the Closing Date as though made at that time.

      5.03. Third Party Consents. All consents and approvals required to be given by third parties shall have been obtained and Buyer shall have been furnished with appropriate evidence reasonably satisfactory to it and its counsel of the granting of such consents and approvals.

      5.04. No Undisclosed Material Adverse Change. During the period from the date of the most recent financial statement set forth in Exhibit A to the Closing Date there shall not have been any undisclosed material adverse change in the financial condition or results of operations of the Company, and the Company shall have not sustained any material loss or damage to its assets, whether or not insured, that materially affect its ability to conduct a material part of its business.

      5.05. Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement, or to its consummation, shall have been instituted or threatened on or before the Closing Date.

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      5.06. Corporate Approvals. The board of directors of Seller and to the extent required, the shareholders of Seller, shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill Seller's obligations hereunder on or before the Closing Date.

                  ARTICLE 6. CONDITIONS OF SELLER'S PERFORMANCE

      Absent a waiver in writing, all obligations of Seller hereunder are subject to the satisfaction of the following conditions on or before the Closing
Date:

      6.01. Representations and Warranties True as of the Closing Date. All representations and warranties of Buyer contained in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

      6.02. Performance By Buyer. Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions required by this Agreement to be performed by Buyer on or before the Closing Date.

      6.03. Corporate Approvals. The board of directors of Buyer, and to the extent required the shareholders of Buyer shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill Buyer's obligations hereunder on or before the Closing Date and shall have been provided to the Seller.

      6.04. Buyer shall provide all financial records, documents and resources necessary for the completion of all audits, analysis and reports required to be prepared by the Seller either now or in the future in a prompt and timely manner. Failure to comply with this provision shall constitute a material breach of this Agreement.

                              ARTICLE 7. COVENANTS

      7.01. Conduct of Business. From the date of this Agreement to the Closing, Seller shall operate the business and shall provide operating funds not to exceed Eighteen Thousand Dollars, ($18,000) for the payment of all payables of the Company as set forth in Paragraph 1.02, shall maintain in effect all governmental permits and approvals necessary for the operation of the business as it is now being conducted, and shall maintain the relationships with all persons and entities with whom the Company currently is doing business.

      7.02. Buyer's Investigation. Seller shall make available to Buyer at all reasonable times all books and records of the business and such other items as may be from time to time requested by Buyer.

      7.03. Relinquishment of Name. Within 180 days of the Closing, the Company shall cease using the name "iExalt" or "iExaltFamily" by all appropriate acts and filings as may be required with various state and local authorities. Buyer acknowledges that the Company shall have no rights with respect to the use and exploitation of the name "iExalt" after such date.

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                         ARTICLE 8. INDEMNITY AGREEMENT

      8.01. Buyer's Indemnity. Except as otherwise expressly provided in this Agreement or any attachment to this Agreement, Buyer shall indemnify and hold Seller harmless from any and all claims, liability, loss, damage, or expense resulting from Seller's ownership the Company or Seller's operation of the assets, including any claim, liability, loss or damage arising by reason of the injury to or death of any person or persons, or the damage of any property or the defective design, delivery or manufacture by Seller of any product or service. Provided, however, Buyer shall incur no liability under this section until and unless the aggregate amount of any and all claims, liability, loss, damage, or expense equals or exceeds $7,500.

      8.02. Seller's Indemnity. Except as otherwise provided in this Agreement or any attachment to this Agreement, Seller shall indemnify and hold Buyer free and harmless from any and all claims, liabilities, loss, damage, or expense resulting from Seller's acts or omissions to act after the Closing Date as they relate to the liabilities assumed by Seller pursuant to this Agreement.

                     ARTICLE 8. TERMINATION DEFAULT REMEDIES

      8.01. Termination. If either Buyer or Seller materially defaults in the due and timely performance of any of its warranties, covenants or agreements or in the event of the failure to satisfy or fulfill any of the conditions, the non-defaulting party may on the Closing Date give notice of termination. The notice shall specify the default or defaults upon which the notice is based. The termination shall be effective five days after the date of notice, unless the specified default or defaults have been cured on or before the effective date of the termination.

      8.02. Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or to remedy its breach, the prevailing party in such action or proceeding shall be entitled to recover its actual attorney's fees and other costs incurred in the action or proceeding, in addition to such other relief to which it may be entitled.


                            ARTICLE 9. MISCELLANEOUS

      9.01. Entire Agreement. This instrument with its attachments constitutes the entire agreement between Buyer and Seller respecting the Stock to Buyer by Seller, and any agreement or representation respecting the sale of the Stock by Seller to Buyer not expressly set forth in this instrument is null and void.

      9.02. Notices. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either party hereto, Buyer or Seller, by the other party hereto shall be, unless otherwise required by law, in writing and deemed duly served and given when personally delivered to the party to whom directed or any of its officers or, in lieu of such personal service, when deposited in the United States mail, first-class postage prepaid, addressed to Buyer at First Choice Marketing, Inc., 12811 Earlywood, Cypress Texas 77429, or to Seller at 4301 Windfern, Houston, Texas 77057.

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      9.03. Assignment. Neither this Agreement nor any right or interest in it may be assigned by either party to any other person or corporation without the express written consent of the other party to this Agreement.

      9.04. Governing Law. This Agreement shall be governed and all rights and liabilities under it determined in accordance with the laws of the State of Texas.

      9.05. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one Agreement.

      9.06. Expenses. Each party shall pay all costs and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated herein and hereby.

      9.07. Further Assurances. The parties agree that at any time and from time to time after the Closing Date, they will execute and deliver to any other party such further instruments or documents as may be reasonably required to give effect to the transactions contemplated hereunder.

      EXECUTED on this the 27th day of September, 2000, at Houston, Texas.

      BUYER: iExalt Financial Services, Inc.


      By: /s/ TOM DAHL
          -------------------------------------
              Tom Dahl, President


      SELLER: iExalt, Inc.
              Shareholder


      By: /s/ DONALD SAPAUGH
          -------------------------------------
              Donald Sapaugh, Chairman and
              Chief Executive Officer

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